Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Forms S-3 No. 333-121393, No. 333-110581, and No. 333-114760 and Forms S-8 No. 033-79720, No. 033-79722, No. 033-94768, No. 333-05613, No. 333-05615 and No. 333-109767) of DARA BioSciences, Inc. (formerly known as Point Therapeutics, Inc.) and in the related Prospectus of our report dated March 24, 2008, with respect to the consolidated financial statements of DARA BioSciences, Inc. (formerly known as Point Therapeutics, Inc.) included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 25, 2008